Exhibit No. 10.9







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                        PURCHASE AND ASSUMPTION AGREEMENT



                            Dated as of June 2, 2000


                                     Between


                  Fidelity Federal Bank, A Federal Savings Bank

                                       And

                            Household Bank (SB), N.A.


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                                TABLE OF CONTENTS
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                                                                        Page No.

ARTICLE 1 - DEFINITIONS
         1.1      Definitions                                               1
         1.2      Construction                                              7

ARTICLE 2 - PURCHASE AND SALE OF ACQUIRED ASSETS
         2.1      Acquired Assets                                           7
         2.2      Assumed Liabilities                                       7
         2.3      Purchase Price                                            8
         2.4      Hold Back Amount                                          8
         2.5      Allocation of Purchase Price                              8
         2.6      Reimbursement and Proration of Certain Expenses           9
         2.7      Use of Name and Trademarks                                9
         2.8      Seller's Repurchase Obligations                          10
         2.9      Repurchase Price                                         10
         2.10     Exclusive Remedy                                         11
         2.11     Continued Processing                                     11

ARTICLE 3 - THE CLOSING
         3.1      The Closing                                              12
         3.2      Documents and Certificates                               12
         3.3      Valuation Date Statement                                 12
         3.4      Payments on the Closing Date                             12
         3.5      Settlement Date Statement                                13
         3.6      Payments on the Settlement Date                          13
         3.7      Post Closing Payments                                    13
         3.8      Payment of Hold Back Amount                              14
         3.9      Power of Attorney                                        14
         3.10     Dispute Resolution                                       14

ARTICLE 4 -  CONDITIONS OF CLOSING
         4.1      Conditions Applicable to Purchaser                       15
         4.2      Conditions Applicable to Seller                          17

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
         5.1      Representations and Warranties of Seller                 18
         5.2      Representations and Warranties of Purchaser              22

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ARTICLE 6 - CERTAIN COVENANTS
         6.1      Mutual Covenants and Agreement                           24
         6.2      Additional Covenants                                     27
         6.3      Covenants of Purchaser                                   31

ARTICLE 7 - INDEMNIFICATION
         7.1      Seller's Indemnification Obligations                     31
         7.2      Purchaser's Indemnification Obligations                  32
         7.3      Definition of Losses                                     32
         7.4      Procedures                                               32

ARTICLE 8 - TERMINATION
         8.1      Termination By Either Party                              34
         8.2      Effect of Termination                                    35

ARTICLE 9 - CONVERSION
         9.1      Expenses                                                 35

ARTICLE 10 - MISCELLANEOUS
         10.1     Survival of Representations and Warranties               35
         10.2     Notices                                                  36
         10.3     Assignment                                               36
         10.4     Entire Agreement                                         37
         10.5     Amendments and Waivers                                   37
         10.6     Expenses                                                 37
         10.7     Captions;  Counterparts                                  37
         10.8     Governing Law                                            37
         10.9     Severability                                             38
         10.10    Independent Contractors                                  38
         10.11    No Joint Venture                                         38
         10.12    Attorneys' Fees                                          38
         10.13    Dispute Resolution                                       38

EXHIBIT A         Form of Settlement Date Statement
EXHIBIT B         Form of Valuation Date Statement
EXHIBIT C         Form of Assignment and Assumption Agreement
EXHIBIT D         Form of Bill of Sale
EXHIBIT E         Form of Escrow Agreement

SCHEDULE 2.1      List of Fixed Assets
SCHEDULE 2.2      List of Software License Agreements
SCHEDULE 2.5      Allocation of Purchase Price
SCHEDULE 4.1(g)   Form of Cardholder Agreements
SCHEDULE 5.1 (e)  List of Litigation and Other Proceedings
SCHEDULE 5.1(p)   List of Enhancement Programs
SCHEDULE 5.1(s)   Accuracy of Bad Debt Experience

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                        PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (the "Agreement") is made and entered into as of the 2nd day of June, 2000 by and between Fidelity Federal Bank, A Federal Savings Bank, a federally chartered savings bank ("Seller"), and Household Bank (SB), N.A., a national banking association ("Purchaser").

                                   WITNESSETH
                                   ----------

         A. Seller is the owner of certain unsecured consumer lines of credit accessible by credit cards collectively designated as the MMG Portfolio. Seller is also the owner of certain unsecured consumer lines of credit accessible by credit cards collectively designated as the ADC Portfolio.

         B. Seller desires to sell, and Purchaser desires to purchase, on the terms set forth herein, the properties, rights and privileges of Seller in and to the accounts comprising the MMG Portfolio, and related receivables.

         C. Seller desires to grant to Purchaser an option to purchase the ADC Portfolio and to engage Purchaser to service the ADC Portfolio following the Closing Date hereunder pursuant to the terms of a Servicing Agreement between Seller and Purchaser (the "Servicing Agreement").

                             ARTICLE 1 - DEFINITIONS
                             -----------------------

1.1 Definitions. Except as otherwise specifically indicated, the following terms shall have the meanings specified herein.

         "Accountants" shall have the meaning specified in SECTION 3.10.

         "Account Representations and Warranties" shall mean the representations and warranties set forth in SECTIONS 5.1 (d) (to the extent such representation and warranty relates to an Account), (f), (g), (h) (i),
         (j), (k), (l) (o), (p) and (q).

         "Accounts" shall mean all accounts that are part of the MMG Portfolio that are identified by name and account number on the computer tape of accounts generated as of the close of processing on the day immediately preceding the Closing Date and reflected in the aggregate on the relevant CD-121 report for such day (the "Accounts Tape"), excluding any Charged-Off Account.

         "Accrued Interest" shall mean the aggregate amount of periodic finance charges not posted to the Accounts as of the relevant time, but which was earned up to and including the relevant time and which will be posted to the Accounts at the end of the respective billing cycles immediately following the relevant time.

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         "Acquired Assets" shall have the meaning specified in SECTION 2.1.

         "Affiliate" shall mean, with respect to any person, corporation or entity, any other person, corporation or entity that directly or indirectly controls, is controlled by or is under common control with such person, corporation or entity.

         "Affinity Marketers" shall mean RevCorp, MMG, Hometown Dealers, Nationwide Capital Company, LLP and Preferred Consumers Network.

         "Agreement" shall have the meaning specified in the Introduction.

         "Assignment and Assumption Agreement" shall have the meaning specified in SECTION 3.2.

         "Assumed Lease" shall mean that certain Lease Agreement between Bank Plus Credit Services Corporation as lessee and Landlord as lessor dated October 1, 1998 under which Seller occupies the Beaverton Operations Center.

         "Assumed Liabilities" shall have the meaning specified in SECTION 2.2.

         "Bank Plus" shall mean Bank Plus Corporation, a Delaware corporation, as successor in interest to Bank Plus Credit Services Corporation, and the corporate parent of Seller.

         "Bankrupt Account" shall mean an Account that fits one or more of the following descriptions as of the Cut-Off Time:

                  (i) is identified on the Seller's processing system as an external status code "B"; or

                  (ii) the Cardholder has filed bankruptcy, the filing date occurred after the Account open date and before the Cut-Off Time and the bankruptcy proceeding has not been dismissed before the Closing Date.

         "Beaverton Operations Center" shall mean the facilities occupied by Seller under the Assumed Lease, which are located at 12901 S. W. Jenkins Road, Beaverton, Oregon 97005.

         "Bill of Sale" shall have the meaning specified in Section 3.2.

         "Books and Records" shall mean all books and records in the possession of Seller or Seller's processor relating to the Acquired Assets, including all existing records, applications for Accounts, cardholder agreements, disclosure statements, acceptance certificates for prescreened offers, periodic statements, credit and collection files, file maintenance data and correspondence, and other records relating to the Acquired Assets whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form.

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         "Business Day" shall mean each day other than Saturday, Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or regulation to close.

         "Cardholder" shall mean an applicant in whose name an Account was established or is maintained.

         "Cardholder Agreement" shall mean an agreement between Seller and a Cardholder containing the terms and conditions of the relevant Account.

         "Charged-Off Account" shall mean an Account that fits one of the following descriptions as of the Cut-Off Time:

                  (i) any Account which has been identified on the Seller's processing system with the external status code "Z";

                  (ii) any Account with a balance that is equal to or more than 180 days contractually delinquent;

                  (iii) any Account that is not statused as charged-off on the Seller's processing system but should have been so statused prior to the Cut-Off Time in accordance with the Policies and Procedures.

         "Closing" shall have the meaning specified in SECTION 3.1.

         "Closing Date" shall have the meaning specified in SECTION 3.1.

         "Closing Time" shall have the meaning specified in SECTION 3.1.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Conversion Date" shall mean the date on which processing of the Accounts is transferred to Purchaser or its agent.

         "Covered Account" shall have the meaning specified in SECTION 2.8.

         "Credit Balances" shall mean all amounts owing by Seller to Cardholders on Accounts as of the relevant date.

         "Credit Card" shall mean a MasterCard credit card issued by Seller to a Cardholder.

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         "Credit Card Marks" shall mean such trademarks and service marks of
         Seller as have been used in connection with the Accounts, provided that such term shall not include trademarks or service marks of any Affinity Marketer, MasterCard or any network.

         "Credit Card Receivables" shall mean all amounts owing, whether or not billed, to Seller by Cardholders with respect to Accounts, including extensions of credit, accrued and posted periodic finance charges, and any other charges and fees assessed on said Accounts, plus Accrued Interest at the relevant time.

         "Current Policies and Procedures" shall mean the Policies and Procedures as in effect on April 13, 2000.

         "Cut-Off Time" shall mean 11:59 P.M. on the Closing Date.

         "Deceased Account" shall mean an Account that fits one or more of the following descriptions as of the Cut-Off Time:

                  (i) any Account which has been identified on the Seller's processing system in a type code credit rating or user status code as deceased; or

                  (ii) any Account for which the Cardholder has died before the Cut-Off Time, as evidenced by a death certificate

         "Employees" shall have the meaning specified in SECTION 6.2(j).

         "Escrow Holder" shall mean the entity selected by Purchaser and Seller to hold the funds in the escrow.

         "Estimated Liquidated Amount" shall have the meaning specified in
         Section 3.8.

         "Excluded Account" shall mean, as of the Cut-Off Time, any Account that does not comply with the representations and warranties contained in this Agreement, and:

                  (i) Any Account which as of the Cut-Off Time are, or should have been, classified as fraud/stolen ("U"), which was generated from fraud activity perpetrated prior to the Cut-Off Time;

                  (ii) Any Account the outstanding balance of which are classified, or should have been classified by Seller, as of the Cut-Off Time, as one hundred twenty (120) days or more past due; and

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                  (iii)    Any Account classified, or that should have been
                           classified by Seller, as of the Cut-Off Time, as a Bankrupt Account, a Lost Account or a Deceased Account.

         "FDR" shall mean First Data Resources.

         "Federal Funds Rate" shall mean, for any period during which the Federal Funds Rate is to be charged pursuant to this Agreement, the average of the high and low "Federal Funds" interest rates for any day (or the previous business day if such day is not a business day), excluding the day that payment is made, as such rate is reported on the following business day in the Money Rates Column of the Wall Street Journal or as determined in such other mutually acceptable manner as the parties agree if the Wall Street Journal is no longer reporting such rate.

         "Fixed Assets" shall have the meaning specified in SECTION 2.1.

         "Hold Back Amount" shall mean an amount equal to ten percent (10%) of the Purchase Price.

         "Indemnified Party" shall have the meaning specified in SECTION 7.4(a).

         "Indemnifying Party" shall have the meaning specified in SECTION
         7.4(a).

         "Landlord" shall mean Center Developments Oreg. Ltd.

         "Losses" shall have the meaning specified in SECTION 7.3.

         "Lost Account" shall mean an Account which as of the Cut-Off Time is identified on the Seller's processing system with the external status code "L".

         "MasterCard" shall mean MasterCard International Incorporated.

         "MMG" shall mean MMG Direct, Inc., a Texas corporation.

         "MMG Portfolio" shall mean all credit card accounts originated under the Seller's agreements with MMG dated November 21, 1997 and December 10, 1997 and included on the Seller's servicing system as bank identified number ("BIN") 541444 which includes principal codes 00, 01, 03, 04, 10 and 11.

         "Operating Regulations" shall mean the by-laws, rules and regulations of MasterCard.

         "Policies and Procedures" shall mean the written policies and procedures of Seller relating to the Accounts, as in effect from time to time.

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         "Post Closing Payments" shall have the meaning specified in SECTION
         3.7.

         "Protected Party" shall have the meaning specified in SECTION 6.1(c).

         "Purchase Price" shall have the meaning specified in SECTION 2.3.

         "Purchaser" shall have the meaning specified in the Introduction.

         "Related Agreements" shall mean the Assignment and Assumption Agreement, the Bill of Sale and the Servicing Agreement.

         "Repurchase Price" shall have the meaning specified in SECTION 2.9.

         "RevCorp" shall mean Revelation Corporation of America, a Delaware corporation.

         "Seller" shall have the meaning assigned in the Introduction.

         "Servicing Agreement" shall have the meaning specified in Recital C.

         "Settlement Date" shall mean the date (not later than forty-five (45) days after the Closing Date) on which the parties make any adjustment to the Purchase Price and the corresponding payment.

         "Settlement Date Statement" shall mean a statement, substantially in the form of EXHIBIT A attached hereto, which contains a computation of the Purchase Price as of the Closing Date.

         "Tax" shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

         "Unauthorized Use" shall mean use that was made by a person other than the Cardholder who did not have actual, implied or apparent authority for such use of the Account and from which the Cardholder received no benefit.

         "Valuation Date" shall mean the close of business on the fifth Business Day prior to the Closing Date or such other date as the parties may mutually agree.

         "Valuation Date Statement" shall mean a statement, substantially in the form of EXHIBIT B attached hereto and incorporated herein, which contains a good faith computation of the Purchase Price (based, in the case of the Accounts, on a computer printout relating to the Accounts, and including estimated Accrued Interest), excluding the Post Closing Payments described in SECTION 3.7, as of the Valuation Date.

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1.2      CONSTRUCTION. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

                ARTICLE 2 - PURCHASE AND SALE OF ACQUIRED ASSETS
                ------------------------------------------------

2.1 ACQUIRED ASSETS. (a) On the Closing Date, Purchaser agrees to purchase from Seller, and Seller agrees to sell, convey, assign and transfer to Purchaser, all of Seller's right, title and interest in, to and under the following assets and the following rights and privileges granted by Seller, as the same exist on the Closing Date:

                  (i)      the Accounts;

                  (ii)     the Credit Card Receivables;

                  (iii)    the Credit Cards with respect to the Accounts;

                  (iv) the plastic stock, statement stock and related materials relating to the Accounts;

                  (v)      the MasterCard bank identified number 541444; and

                  (vi) the furniture, fixtures, assets, leasehold improvements, equipment and other tangible personal property (collectively, the "Fixed Assets") located at the Beaverton Operations Center and identified on
                           SCHEDULE 2.1.

         (b) On the Closing Date, Seller shall terminate the sublease between Seller and Bank Plus relating to the Beaverton Operations Center, cause Bank Plus to assign to Purchaser all of the rights and privileges under the Assumed Lease and notify and obtain the consent of the Landlord to such assignment. The rights and privileges of Bank Plus under the Assumed Lease, together with the items described in SECTION 2.1(A), are hereinafter sometimes referred to as the "Acquired Assets".

2.2 ASSUMED LIABILITIES. On and after the Closing Date, Purchaser shall assume and perform and discharge the following obligations of Seller with respect to the Acquired Assets (collectively, the "Assumed Liabilities"): (i) the obligation to pay fees and assessments to

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         MasterCard on the Accounts accruing on and after the Closing Date; (ii)
         all of Seller's obligations under the Operating Regulations with respect to the Accounts, including any obligations relating to the bank identified number; (iii) all of Seller's obligations under the Cardholder Agreements, except the obligation to pay Credit Balances,
         (iv) all of Seller's obligations under the Assumed Lease (v) all of Seller's obligations to comply with the restrictions of the software license agreements set forth in SCHEDULE 2.2 relating to any item of Fixed Assets; and (vi) all of the obligations assumed by Purchaser under SECTION 2.11 of this Agreement. Except as expressly set forth in this Agreement, Purchaser shall not be deemed to have assumed any other liability or obligation of the Seller. Without limiting the generality of the foregoing, Purchaser does not assume, and nothing in this Agreement shall be deemed to evidence any intent to assume, and the term Assumed Liabilities does not include, any Taxes for which Seller is liable under SECTION 6.2(f) or SECTION 10.6.

2.3 PURCHASE PRICE. The purchase price for the Acquired Assets (the "Purchase Price") shall be an amount, determined as of the Cut-Off Time, equal to (x) 42.5% multiplied by an amount equal to the total amount of all Credit Card Receivables except for Credit Card Receivables with respect to Excluded Accounts plus (y) an amount equal to fifty percent (50%) of the book value of the Fixed Assets, provided that such amount shall not exceed $1.6 million.

2.4 HOLD BACK AMOUNT. In order to secure Seller's obligations (i) to indemnify Purchaser and its Affiliates and their respective stockholders, officers, directors and employees pursuant to SECTION 7.1, (ii) to repurchase or adjust the purchase price in respect of Covered Accounts pursuant to SECTION 2.8, (iii) to indemnify Purchaser and its Affiliates and their respective stockholders, officers, directors and employees pursuant to SECTION 12.2 of the Servicing Agreement, and (iv) to pay compensation pursuant to SECTION 6.4 of the Servicing Agreement, Purchaser shall deposit with the Escrow Holder on the Closing Date the portion of the Purchase Price equal to the Hold Back Amount. The Hold Back Amount shall be held by the Escrow Holder pursuant to the terms of an Escrow Agreement in the form attached hereto as EXHIBIT E and shall be payable to Seller as provided in
         SECTION 3.8.

2.5 ALLOCATION OF PURCHASE PRICE. The Purchaser and Seller agree that the Purchase Price shall be allocated among the Acquired Assets (and adjusted on the Settlement Date to reflect any post-closing adjustments as described in Article III hereof) as set forth on SCHEDULE 2.5 attached hereto and in accordance with Section 1060 of the Code and the regulations promulgated thereunder, the fair market values as set forth in SCHEDULE 2.5 having been agreed to by the parties. Purchaser and Seller will file all tax returns and other tax related schedules and documents required to be filed by them in accordance with those fair market values and allocations, and will not adopt or otherwise assert tax positions inconsistent therewith. Notwithstanding the foregoing, in the event the Internal Revenue Service challenges any position taken by the parties hereto, the party against which a challenge is made may settle or litigate such challenge without the consent of, or liability to, the other parties.

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2.6      REIMBURSEMENT AND PRORATION OF CERTAIN EXPENSES. All expenses relating to the Beaverton Operations Center (i) due and payable after the Closing Date for periods prior to the Closing Date or (ii) paid prior to the Closing Date for periods after the Closing Date including, without limitation and to the extent applicable, rents, real estate taxes, assessments, utility payments, medical benefit premiums for employees hired by Purchaser, payments due on the Assumed Lease (other than payments to obtain consents or similar approvals to transfer the Assumed Lease to Purchaser) and similar expenses, shall be prorated between the Purchaser and the Seller (on the basis of the actual number of days elapsed and a 360 day year or shorter period as applicable pursuant to the relevant invoice therefor) as of the Closing Date. For prorations, if any, which cannot be reasonably calculated as of the Closing Date, a post-closing adjustment shall be made as soon as reasonably possible thereafter and in no event later than the Settlement Date, and payment of such prorated amount shall be taken into account in the payment made on the Settlement Date. Any payments made or agreed to in order to obtain the consent or other approval from a party to the Assumed Lease to permit the transfer of such Assumed Lease to Purchaser shall be solely the cost and expense of Seller.

2.7      USE OF NAME AND TRADEMARKS.

         (a) LIMITED LICENSE. On and after the Closing Seller grants to Purchaser a limited, nonexclusive, nontransferable except as to an Affiliate, nonsublicensable license to use, for the time and subject to the limitations set forth herein (i) to use the name of Seller and the Credit Card Marks on periodic statements for as long as statement stock exists at FDR but in no event more than six (6) months; and (ii) to use the name of Seller (but not the Credit Card Marks) to identify the former owner of the Accounts in connection with customer service and collection purposes until two (2) years from the Closing Date. Purchaser and such Affiliate shall use the Credit Card Marks in accordance with such license solely in the forms and formats currently in use for Credit Cards, periodic statements and communications, or in the forms and formats and on such forms as Seller shall approve in writing prior to any such use, which approval shall not be unreasonably withheld. Purchaser shall not utilize the name or any trademark or service mark of the Affinity Marketers, except that the name of an Affinity Marketer may be used solely in collection and customer service activities to refer to Accounts as previously having been identified with such Affinity Marketer. Purchaser shall not have any obligation to recall Credit Cards using the name of Seller or the Credit Card Marks. Purchaser agrees that it shall not use the name of Seller, the Credit Card Marks or the name or trademark or service mark of any Affinity Marketer except as permitted under this SECTION 2.7.

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         (b)      RIGHTS RESERVED BY SELLER. It is expressly agreed that
                  Purchaser is not purchasing or acquiring any right, title or interest in the Credit Card Marks. Purchaser acknowledges that Seller exclusively owns the Credit Card Marks and goodwill related thereto and symbolized thereby. Purchaser shall not combine the Credit Card Marks with any other mark or term, and shall not use the Credit Card Marks in any manner which will materially damage or diminish Seller's goodwill. Purchaser shall immediately upon receipt of written notice from Seller, which notice shall provide detailed and legally sufficient information about inconsistent usage of the Credit Card Marks, cease any act or practice that has or is likely to materially damage or diminish the goodwill of Seller or its Affiliates.

2.8 SELLER'S REPURCHASE OBLIGATIONS. After the Closing Date, in the event any Account acquired hereunder by Purchaser is an Account which should have been classified as an Excluded Account (each such Account, a "Covered Account"), Purchaser may, from time to time (but no more frequently than once each quarter), on or before the date which is one year after the Closing Date, (i) in the case of a Covered Account as to which a representation and warranty has been breached request that Seller repurchase such Account (and all other Acquired Assets relating to such Account) and Seller shall repurchase such Account (and all other Acquired Assets relating to such Account) for an amount equal to the Repurchase Price set forth in SECTION 2.9; and (ii) in the case of a Covered Account which should have been classified as an Excluded Account on the Closing Date, reduce the Purchase Price by an amount equal to the Repurchase Price: PROVIDED, however, that Seller shall not be required to effect such repurchase or adjustment until the sum of such adjustments and repurchases, and any prior adjustments or payments of the Repurchase Price, is in excess of $25,000, at which time Seller shall be required to repurchase all such Covered Accounts or adjust the Purchase Price with respect to all such Covered Accounts. Such requests may be made during the period from the Closing Date until the date which is one year after the Closing Date. On the Settlement Date, or if such request is made later than four Business Days before the Settlement Date, then within 5 days after the receipt from Purchaser of a list of Covered Accounts to be repurchased, Seller shall deliver to Purchaser an amount equal to the aggregate Repurchase Price for such Covered Accounts.

2.9 REPURCHASE PRICE. The Repurchase Price for a Covered Account (the "Repurchase Price") shall be equal to 42.5% of the outstanding balance of such Covered Account as of the Cut-Off Time, less any payment received with respect thereto by Purchaser between the Closing Date and the date of repurchase, plus purchases and cash advances made with respect thereto by Purchaser between the Closing Date and the date of repurchase. Upon payment of the Repurchase Price as set forth herein with respect to an account which has been repurchased, Purchaser shall deliver to Seller all files and Books and Records relating to such repurchased Covered Account and shall execute and deliver such

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         instruments of transfer or assignment, in each case without recourse, as shall be necessary to revest in Seller title to such repurchased Covered Account on the same basis owned by Seller immediately prior to the Closing Date. The Escrow Agreement shall provide that in the event of the failure or refusal of the Seller to repurchase or adjust the Purchase Price in respect of a Covered Account in response to a request given pursuant to SECTION 2.8 of this Agreement, where such failure or refusal continues after five (5) days' written notice of such default has been given to Seller, Purchaser may instruct the Escrow Holder to remit such amount to Purchaser.

2.10 EXCLUSIVE REMEDY. Repurchase of an account or adjustment of the Purchase Price as set forth in SECTIONS 2.8 and 2.9 shall be the sole and exclusive remedy for any breach of an Account Representation and Warranty, except to the extent the indemnification provisions of
         ARTICLE 7 are available in the event of any Loss.

2.11 CONTINUED PROCESSING. Prior to the Conversion Date, Seller shall ensure the continued processing of the Accounts by FDR and EDS subject to the agreements currently in place between Seller and such parties and shall not amend such agreements without the prior written consent of Purchaser.

         (a) FDR. Purchaser shall pay all processing fees, excluding minimum processing penalties, conversion and termination penalties, charged by FDR directly related to the processing of the MMG Portfolio based on an allocation of fees mutually agreed upon by the parties to ensure that Purchaser pays only such fees related to the MMG Portfolio. Seller shall maintain the existing agreement with FDR in full force and effect until November 30, 2001 or such earlier date as mutually agreed to by the parties. Prior to the Closing Date, Seller shall obtain from FDR its written consent to Purchaser's full participation, rights and access to the FDR processing system for the MMG Portfolio, including but not limited to, making PCF and other system setting changes, direct terminal access and/or dial up service, inventory supply control, letter, statement and notice modifications, authorization parameter control, collection management settings and controls, charge-off parameters, the ability to add or modify system enhancements, credit control process changes, credit bureau reporting and updates and card activation services.

         (b) EDS. Purchaser shall pay all processing fees, excluding minimum processing penalties and termination penalties, charged by EDS directly related to the processing of the MMG Portfolio. Seller shall maintain the existing agreement with EDS in full force and effect, and, prior to the Closing Date shall obtain from EDS its written consent to Purchaser's full participation, rights and access to the EDS processing system for the MMG Portfolio, including but not limited to the right to convert the payment processing to Purchaser at any time without the imposition of a penalty on Purchaser, assistance from EDS for such conversion, and the right to audit EDS.

                             ARTICLE 3 - THE CLOSING
                             -----------------------

3.1 THE CLOSING. Subject to the satisfaction or waiver of all conditions set forth in ARTICLE 4, the closing of the transactions contemplated herein (the "Closing") shall be by facsimile transmission (FAX) at 11 a.m. Pacific Time on June 30, 2000, or at such other time, place and manner as may be mutually agreed by the parties hereto (such time and date being referred to herein as the "Closing Time" and the "Closing Date," respectively).

3.2 DOCUMENTS AND CERTIFICATES. At the Closing, (i) Seller shall deliver to Purchaser, and Purchaser shall deliver to Seller, an agreement (the "Assignment and Assumption Agreement") which conveys to Purchaser all of Seller's rights, title and interest in and to the Acquired Assets, other than the Fixed Assets, to be transferred thereby and under which Purchaser shall assume the Assumed Liabilities and (ii) Seller shall deliver to Purchaser, a bill of sale (the "Bill of Sale") which conveys to Purchaser all of Seller's right, title and interest in and to the Fixed Assets to be transferred thereby. The Assignment and Assumption Agreement shall be in the form of Exhibit C attached hereto and the Bill of Sale shall be in the form of Exhibit D attached hereto, each dated the Closing Date, and shall be appropriately completed and duly executed. Seller shall execute and deliver all such additional instruments, documents or certificates as may be reasonably requested by Purchasers for the consummation at the Closing of the transactions contemplated by this Agreement. At the Closing, Seller shall cause to be delivered to Purchaser, and Purchaser shall deliver to Seller, an assignment and assumption of the Assumed Lease under which Bank Plus transfers to Purchaser its interest as lessee in the Assumed Lease and Purchaser assumes all obligations arising after the Closing Date under the Assumed Lease.

3.3 VALUATION DATE STATEMENT. Seller shall use its reasonable best efforts to deliver to Purchaser the Valuation Date Statement, along with the appropriate reports and other supporting calculations, as soon as possible after the Valuation Date. Purchaser shall have the right to review the Valuation Date Statement, together with any supporting documents reasonably requested by Purchaser to verify the accuracy and completeness of the valuations set forth therein and the Valuation Date Statement shall be revised by Seller to reflect any corrections agreed to by Purchaser and Seller.

3.4 PAYMENTS ON THE CLOSING DATE. On the Closing Date, Purchaser shall pay Seller an amount equal to (i) the Purchase Price (excluding the Post Closing Payments described in SECTION 3.7) based on the Valuation Date Statement less (ii) the Hold Back Amount. Payment to Seller on the Closing Date shall be made by a Fedwire transfer no later than 11 a.m. Pacific Time in immediately available U.S. dollars to an account designated in writing by Seller.

3.5 SETTLEMENT DATE STATEMENT. Purchaser shall use its reasonable best efforts to deliver to Seller the Settlement Date Statement as soon as possible but at least five (5) Business Days prior to the Settlement Date. Seller shall have the right to review the Settlement Date Statement, together with any supporting documents reasonably requested by Seller to verify the accuracy and completeness of the valuations set forth therein and the Settlement Date Statement shall be revised by Purchaser to reflect any corrections agreed to by Purchaser and Seller.

3.6 PAYMENTS ON THE SETTLEMENT DATE. If the Purchase Price for the Acquired Assets as reflected on the Settlement Date Statement is greater than the Purchase Price paid by Purchaser on the Closing Date, then Purchaser shall remit the difference to Seller, together with interest on such amount at the Federal Funds Rate divided by three hundred sixty
         (360) for each day during the period from the Closing Date to the Settlement Date. If the Purchase Price for the Acquired Assets as reflected on the Settlement Date Statement is less than the Purchase Price paid by Purchaser on the Closing Date, then Seller shall remit the difference to Purchaser together with interest on such amount at the Federal Funds Rate divided by three hundred sixty (360) for each day during the period from the Closing Date to the Settlement Date. Payments shall be remitted no later than 11 a.m. Pacific Time by a Fedwire transfer in immediately available U.S. dollars to an account designated by the party to which payment is due.

3.7 POST CLOSING PAYMENTS. (a) If (i) Seller is debited by MasterCard after the Cut-Off Time for a chargeback in respect of which Seller provided a Cardholder a credit on an Account prior to the Cut-Off Time, or (ii) a check from a Cardholder in payment of amounts owed on an Account, which was credited to such Account prior to the Cut-Off Time, is returned unpaid by the drawee after the Cut-Off Time, or (iii) Purchaser provides a credit on an Account with respect to Unauthorized Use of an Account prior to the Cut-Off Time, or (iv) Purchaser provides a credit on an Account in connection with a transaction posted before the Cut-Off Time as a result of rights asserted by the Cardholder under 12 CFR ss.226.12(c) or 12 CFR ss.226.13(d), then an adjustment to the Purchase Price shall be made in favor of Seller (in the case of clause
         (i) or (ii)) and Purchaser (in the case of clause (iii) or (iv)) in the amount of 42.5% of such chargeback, check or credit (as the case may be), . The party with knowledge of the facts relating to such Accounts or amounts shall provide to the other party written notice and supporting documentation (to the extent available to such party) as promptly as practicable after discovery such facts. On the Settlement Date, or if such notice and supporting documentation is received by such party after the fourth Business Day before the Settlement Date, within five (5) Business Days after receipt of said notice, Seller or Purchaser, as the case may be, shall reimburse the other party, in immediately available funds, for the amount of said adjustment, together with interest on the reimbursed amount computed from and including the Closing Date through and excluding the date of reimbursements at an interest rate equal to the Federal Funds Rate divided by 360 for each day during such period. Notwithstanding the foregoing, the parties agree that this SECTION 3.7 shall be implemented fairly and equitably so as to avoid the double payment or failure to pay any amount which would result in the unjust enrichment of any party pursuant to the terms hereof.

         (b) On the 60th day after the Closing Date, Purchaser shall provide to Seller a list of Accounts as to which annual fees were required under the Current Policies and Procedures to be refunded to the Cardholder, and which have so been refunded, which list will set forth the amount refunded with respect to each Account. Within 15 days after such list is provided, Seller shall reimburse to Purchaser the aggregate amount of such refunds, up to a maximum of $100,000.

3.8 PAYMENT OF HOLD BACK AMOUNT. The Escrow Agreement shall provide that upon the expiration of two (2) years from the Closing Date, the Hold Back Amount shall be remitted by the Escrow Holder to Seller; provided, however, that there shall be retained in escrow an amount equal to the Estimated Liquidated Amount of any claim or claims for indemnification for which notice has been given by Purchaser pursuant to SECTION 7.4(a) of this Agreement or pursuant to SECTION 12.3(A) of the Servicing Agreement between the Closing Date and such two year anniversary date. The Estimated Liquidated Amount shall be proposed by Purchaser in writing promptly after the giving of notice pursuant to SECTION 7.4(a) of this Agreement or SECTION 12.3(A) of the Servicing Agreement, and in no event later than the second anniversary of the Closing Date and shall be based only upon claims actually asserted by third parties. Within five Business Days of such proposal, Seller shall either accept such Estimated Liquidated Amount or reject such Estimated Liquidated Amount and propose an Estimated Liquidated Amount. If Seller rejects the Purchaser's proposed Estimated Liquidated Amount, Seller and Purchaser shall negotiate in good faith in an attempt to agree upon the Estimated Liquidated Amount, and if such parties shall fail to agree for a period of ten Business Days, the amount of the Estimated Liquidated Amount shall be subject to dispute resolution in accordance with SECTION 10.13, and the amount of such Estimated Liquidated Amount as determined in accordance therewith shall be final. In no event shall the Hold Back Amount or its payment in accordance with SECTION 3.8 be deemed to limit the time in which Purchaser may bring a claim, or the amount of claims that Purchaser may bring, under this Agreement.

3.9 POWER OF ATTORNEY. Effective upon the Closing Date and thereafter, Seller hereby irrevocably names, constitutes, and appoints Purchaser, acting through itself or its officers, agents, employees and representatives, its duly authorized special, limited attorney-in-fact and agent with full power and authority to endorse in Seller's name, any checks relating to the Accounts.

3.10 DISPUTE RESOLUTION. Seller and Purchaser agree to attempt in good faith to resolve any disputes arising in connection with the payments made or demanded by the parties under this Article 3. In the event Purchaser and Seller are unable to resolve any such dispute (other than the determination of the Estimated Liquidated Amount as provided in SECTION

         3.8), either party may request a mutually agreed upon nationally recognized firm of independent accountants (the "Accountants") to reconcile any financial items in dispute. Any such request shall be in writing, shall specify with particularity the disputed amounts being submitted for determination and a direction to the Accountants to proceed with such review as soon as practicable. The requesting party shall furnish the other party hereto with a copy of such request at the same time it is submitted to the Accountants. Purchaser and Seller shall cooperate fully in assisting the Accountants in their review, including, without limitation, by providing the Accountants full access to all files, books and records relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review. One-half (1/2) of the fees and disbursements of such Accountants arising out of such review shall be borne by each of Purchaser and Seller. In the event the determination made by the Accountants requires either party to make payment to the other of any additional amount, such party shall make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to both parties of such determination plus interest on any amount due at a rate equal to the Federal Funds Rate divided by 360 for each day during the period from the date on which a payment was required pursuant to the terms of this Agreement through the date of payment.


                        ARTICLE 4 - CONDITIONS OF CLOSING
                        ---------------------------------

4.1 CONDITIONS APPLICABLE TO PURCHASER. The obligation of Purchaser under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Purchaser of the following conditions as of the Closing Date:

         (a) RELATED AGREEMENTS. Seller shall have executed and delivered to Purchaser each of the Related Agreements.

         (b) FINANCING STATEMENTS. At or before the Closing Date, Seller shall have executed and delivered to Purchaser, financing statements, prepared by Purchaser, in the appropriate form for filing under the Uniform Commercial Code of the States of California and Oregon to give notice of Purchaser's interest in the Credit Card Receivables.

         (c) BOARD RESOLUTIONS. Purchaser shall have received from Seller certified resolutions of Seller's Board of Directors authorizing the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

         (d) PERFORMANCE OF THIS AGREEMENT. All the terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or prior to the Closing Date shall have complied with and performed in all material respects.

         (e) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller (other than the Account Representations and Warranties) shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transactions expressly consented to in writing by Purchaser.

         (f) NO MATERIAL ADVERSE CHANGE. Since April 13, 2000, there shall have been no material adverse change in the condition, financial or otherwise, of the Acquired Assets other than fluctuations in value of the Credit Card Receivables.

         (g) LITIGATION. No action, suit, litigation or proceeding related to any of the transactions contemplated hereby shall have been threatened or instituted by a governmental body which in the opinion of Purchaser (after consultation with its counsel) is reasonably likely to restrict or prohibit any of the transactions contemplated hereby or to have a material adverse effect on the Acquired Assets.

         (h) CONSENTS. All consents of any person, and all consents, licenses, permits or approvals or authorizations or exemptions by notice or report to, or registrations, filings or declarations with, any governmental authority, in connection with the execution or delivery by Seller, and the validity or enforceability against Seller, of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, or the performance by Purchaser or Seller of their obligations hereunder or thereunder, have been obtained at or prior to the Closing Date.

         (i) ACQUISITION LAWFUL. The acquisition of the Acquired Assets shall not violate any applicable statute, rule or regulation in effect on the Closing Date.

         (j) NO INJUNCTION. There must not be in effect any injunction that restricts or prohibits the consummation of any of the transactions contemplated hereby, has been issued, or has otherwise become effective, since the date of this Agreement.

4.2 CONDITIONS APPLICABLE TO SELLER. The obligation of Seller under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller of the following conditions as of the Closing Date:

         (a) RELATED AGREEMENTS. Purchaser shall have executed and delivered to Seller each of the Related Agreements.

         (b) BOARD RESOLUTIONS. Seller shall have received from Purchaser certified resolutions of Purchaser's Board of Directors authorizing the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

         (c) PERFORMANCE OF THIS AGREEMENT. All the terms, covenants and condition of this Agreement to be complied with and performed by Purchaser at or prior to the Closing Date shall have been fully complied with and performed in all material respects.

         (d) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser as set forth in
                  SECTION 5.2 hereof shall be true and correct on the Closing Date shall have been fully complied with and performed in all material respects.

         (e) LITIGATION. No action, suit, litigation or proceeding related to any of the transactions contemplated hereby shall have been threatened or instituted by a governmental body which in the opinion of Seller (after consultation with its counsel) is reasonably likely to restrict or prohibit the consummation of any of the transactions contemplated hereby.

         (f) CONSENTS. All consents of any person and all consents, licenses, permits or approvals or authorizations or exemptions by notice or report to, or registrations, filings or declarations with, any governmental authority, in connection with the execution or delivery by Purchaser, and the validity or enforceability against Purchaser, of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, or the performance by Purchaser or Seller of their obligations hereunder or thereunder, have been obtained at or prior to the Closing Date, without the imposition of any conditions by the Office of Thrift Supervision which, in the reasonable judgment of Seller, are materially burdensome.

         (g) ACQUISITION LAWFUL. The sale of the Acquired Assets shall not violate any applicable statute, rule or regulation in effect on the Closing Date.

         (h) NO INJUNCTIONS. There must not be in effect any injunction that restricts or prohibits the consummation of any of the transactions contemplated hereby, has been issued, or has otherwise become effective, since the date of this Agreement.

                   ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

5.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows:

         (a) ORGANIZATION. Seller is a federally chartered savings bank validly existing and in good standing under the laws of the United States of America.

         (b) CAPACITY; AUTHORITY; VALIDITY. Subject to approval of the Office of Thrift Supervision, Seller has all necessary power and authority to enter into this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements. This Agreement and the Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Seller and this Agreement has been duly executed and delivered by Seller and when executed by Seller, this Agreement and the Related Agreements will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, the rights and obligations of receivers and conservators of insured depository institutions under 12 U.S.C.ss.1821(d) and (e) and other laws relating to or affecting creditors' rights generally and by general equity principles).

         (c) CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement and the Related Agreements by the Seller, nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with, result in the breach of, any order, law, regulation, contract, instrument or commitment to which Seller is a party or by which it is bound, (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document, of Seller, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which Seller is a party, or (iv) subject to consent of the Landlord with respect to the Assumed Lease, of the licensors with respect to any software license relating to any item of Fixed Assets, and of FDR and EDS pursuant to
                  SECTION 2.11 of this Agreement, require the consent or approval of any other party to any contract, instrument or commitment which Seller is a party, in each case other than
                  (x) approvals of regulatory authorities, if any, which have been obtained or will be obtained prior to or on the Closing Date and (y) any of the foregoing which would not have a material adverse effect on the Acquired Assets. Seller is not subject to any agreement with any regulatory authority which would prevent the consummation by Seller of the transactions contemplated by this Agreement and the Related Agreements.

         (d) TITLE TO ACQUIRED ASSETS. Seller has good and marketable title to the Acquired Assets, free and clear of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind, except for (i) the rights of Cardholders;(ii) restrictions imposed by the Operating Regulations, including without limitation restrictions imposed on the bank identifying numbers, (iii) the rights, if any, of licensors under software license agreements relating to the Fixed Assets and (iv) any lien, claim, encumbrance or restriction on the fee simple interest of the Landlord.

         (e) LITIGATION. Except as set forth on SCHEDULE 5.1(e), there is no claim, or any litigation, proceeding, arbitration, investigation or controversy pending, against or affecting the Seller, which will have a material adverse effect on the Seller's interest in the Acquired Assets or the ability of the Seller to consummate the transactions contemplated hereby and by the Related Agreements and, to the best of Seller's knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated.

         (f) COMPLIANCE WITH LAWS. (i) The Accounts, Cardholder Agreements and all related documents comply in all material respects with all applicable laws, rules and regulations and Seller has complied in all material respects with all applicable federal and state laws and regulations and the Operating Regulations with respect to the origination, maintenance and servicing of the Accounts, including any change in the terms of any Account; (ii) the interest rates, fees and charges in connection with the Accounts comply with all applicable federal and state laws and regulations and with the Operating Regulations; (iii) other than in the Cardholder Agreements and as reflected in the Books and Records, Seller has made no promise, agreement or commitment to any Cardholder in connection with an Account, except in the ordinary course of business in connection with collection and customer service;
                  (iv) each Cardholder Agreement is the legal, valid and binding obligation of the Cardholder and is enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles, and is not subject to offset, recoupment, adjustment or any other claim except for the rights of Cardholders under 12 CRF ss.226.12(c), 12 CRF ss.226.13(d) and the Soldiers and Sailors Civil Relief Act; and (v) except for billing inquiries reflected in the Books and Records, each of the Credit Card Receivables arises from a bona fide sale or loan transaction or from a fee assessed in connection therewith.

         (g) CARDHOLDER AGREEMENTS. Attached as SCHEDULE 5.1(g) is a true, accurate and complete copy of each form of Cardholder Agreement governing an Account.

         (h) ABSENCE OF CERTAIN ACCOUNTS. None of the Accounts transferred as part of the Acquired Assets are: (i) any merchant accounts and their associated processing; (ii) any debit accounts and their associated processing; (iii) any accounts and associated receivables that are classified, or that should have been classified, as of the Cut-Off Time, as a commercial loan or which are generated by any commercial entity; and (iv) any test accounts opened or maintained by Seller with respect to the MasterCard system for verification or other internal purposes.

         (i) ABSENCE OF DEFAULTS. There is no default, breach, violation, or event of acceleration existing under any Account and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration except for payment defaults that are less than one hundred eighty days past due. No Seller has waived any default, breach, violation or event of acceleration with respect to an Account, except as reflected in the Books and Records or otherwise in accordance with the Policies and Procedures.

         (j) PROCESSING. Each Account has been processed by Seller in conformance in all material respects with all of the requirements of the Policies and Procedures.

         (k) PERFORMANCE OF OBLIGATIONS. Seller has performed all obligations required to be performed by it to date under the Cardholder Agreements, and Seller is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a default of Seller under, any such agreements. Each Cardholder Agreement is the legal, valid and binding obligations of Seller, enforceable by the respective parties thereto in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, the rights and obligations of conservators or receivers on insured depository institutions under 12 U.S.C.ss.1821(d) and (e) and other laws relating to or affecting creditors' rights generally and by general equity principles.

         (l)      OPERATION OF BUSINESS. Since April 13, 2000, Seller has not
                  (i) effected any change in the Current Policies and Procedures that would have a material adverse effect on the Acquired Assets; (ii) entered into any transaction or made any commitment or agreement in connection with the Accounts, other than in the ordinary course of Seller's business consistent with past practice; (iii) amended the terms of any Cardholder Agreement, except on an individual basis in accordance with the Current Policies and Procedures; or (iv) engaged in any settlement or reage of delinquent Accounts under terms inconsistent with the Policies or Procedures.

         (m) FINDERS OR BROKERS. Seller acknowledges that it has not agreed to pay any fee or any agent, broker, finder, or other person retained by it, for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby.

         (n) EFFECT OF LAW ON CLOSING. There is no federal or state statute, rule or regulation, or order or rule of any federal or state regulatory agency which would prevent the Seller from selling the Acquired Assets to Purchaser as contemplated by this Agreement.

         (o) BOOKS AND RECORDS. The Books and Records relating to an Account accurately reflect in all material respects the terms and conditions of such Account.

         (p) ENHANCEMENT PROGRAMS. SCHEDULE 5.1(p) sets forth a list of benefits or enhancement programs currently in effect with respect to the Accounts.

         (q) ACCURACY OF STATEMENTS. No written statement, report, or other document, furnished pursuant to this Agreement or during Purchaser's due diligence with respect to this Agreement, including documents and information in the form of microfilm, microfiche, magnetic tape, computer disc, or in any other form, contains any untrue statement of a material fact by Seller or omits to state a material fact necessary to make the statements of Seller contained therein not misleading, the effect of which untrue statement or omission would be to materially and adversely affect the Acquired Assets taken as a whole.

         (r) ACCURACY OF TAPES. Each Account is in all material respects as described in the Tapes provided pursuant to SECTION 3.2 hereof, and when delivered by Seller to Purchaser, the information contained in such Tapes shall be correct in all material respects.

         (s) ACCURACY OF BAD DEBT EXPERIENCE. The month end delinquency and charge-off reports covering the period from March 31, 1999 to April 30, 2000 and in the form set forth on SCHEDULE 5.1(s), have been prepared in accordance with the Policies and Procedures, and Seller has no reason to believe that such reports are inaccurate in any material respect.

         (t) CONSENTS. Except for (i) the approval of the Office of Thrift Supervision under Section 563.22 of the OTS Regulations, (ii) Landlord consent with respect to the Assumed Lease, (iii) rights of licensors with respect to software licenses relating to the Fixed Assets, and (iv) FDR and EDS consent pursuant to
                  Section 2.11 of this Agreement, no consent, approval or authorization of any federal, state or local government authority or agency or any other third party is required for the execution, delivery and performance by the Seller of this Agreement and the consummation by them of the transactions contemplated hereby.

         (u) ASSUMED LEASE. Seller has delivered to Purchaser a true and correct copy of the Assumed Lease. Seller has not agreed to make any payments or modifications to the Assumed Lease which would materially alter the financial obligations of Seller or Purchaser (as assignee) thereunder as such existed as of April 13, 2000. The Assumed Lease is legal, valid and binding and enforceable in accordance with its terms and Seller knows of no defaults and is not in default thereunder. No event or condition has occurred or exists (or, to the best of Seller's knowledge, alleged by any other party thereto to have occurred or to exist), which constitutes, or with lapse of time or giving of notice or both might constitute, a default or beach under the Assumed Lease. No security deposit or prepaid is held by the Landlord with respect to the Assumed Lease.

         (v) EMPLOYEE INFORMATION. Information regarding Employee compensation and benefits made available by Seller to Purchaser was correct in all material respects as of the date such information was provided.

5.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

         (a) ORGANIZATION. Purchaser is a national banking association, validly existing and in good standing under the laws of the United States.

         (b) CAPACITY; AUTHORITY; VALIDITY. Purchaser has all necessary corporate power and authority to enter into this Agreement and the Related Agreements and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements. This Agreement and the Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Purchaser, and this Agreement and the Related Agreements have been duly executed and delivered by Purchaser, and constitute the valid and binding obligations of Purchaser, and this Agreement and the Related Agreements have been duly executed and delivered by Purchaser, and constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (except as such enforcement may be limited to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, the rights and obligations of receivers and conservators of insured depository institutions under 12 U.S.C.ss.1821(d) and (e) and other laws relating to or affecting creditors' right generally and by general equity principles.

         (c) CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement and the Related Agreements by Purchaser nor the consummation of the transactions contemplated hereby or thereby by Purchaser will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, law, regulation, contract, instrument or commitment to which Purchaser is a party or by which Purchaser is bound, (ii) violate the organizational documents of Purchaser, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit or license to which Purchaser is a party or by which Purchaser is bound, other than the approvals of regulatory authorities, if any, which have been obtained or will be obtained prior to or on the Closing Date. Purchaser is not subject to any agreement or understanding with any regulatory authority which would prevent the consummation by Purchaser of the transactions contemplated by this Agreement and the Related Agreements.

         (d) FINDERS OR BROKERS. Purchaser has not agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker, or finder in connection with this Agreement or the transactions contemplated hereby which would give rise to any valid claim against Seller for any brokerage commission or finder's fee or like payment.

         (e) EFFECT OF LAW ON CLOSING. There is no federal or state statute, rule or regulation, or order or rule of any federal or state regulatory agency, which would prevent Purchaser from purchasing the Acquired Assets and assuming the Assumed Liabilities as contemplated by this Agreement.

         (f) SOURCE OF FUNDING. Purchaser has the necessary sources of funding to consummate the transactions contemplated in this Agreement in accordance with the terms hereof.

         (g) MASTERCARD MEMBER. Purchaser is qualified to participate in, and is a member in good standing of, the MasterCard credit card program.

         (h) INVESTIGATION. Purchaser has made such independent investigation as Purchaser deems necessary as to the nature and value of the Acquired Assets, including each Account, and as to all other facts that Purchaser deems material to Purchaser's purchase. Purchaser is entering into this Agreement on the basis of that investigation and Purchaser's own judgment and experience. Purchaser has made an independent determination that the Purchase Price represents the fair and reasonable value of the Acquired Assets, including the Accounts. Purchaser has relied upon representations regarding the nature and value of the Acquired Assets only as made to Purchaser by Seller in this Agreement. The foregoing shall not in any way limit the representations and warranties and indemnification provisions otherwise provided in this Agreement.

                          ARTICLE 6 - CERTAIN COVENANTS
                          -----------------------------

6.1 MUTUAL COVENANTS AND AGREEMENTS. Each party hereto covenants and agrees that:

         (a) COOPERATION. It shall cooperate with the other parties hereto in furnishing any information or performing any action reasonably requested by that party, which information or action is necessary for the prompt consummation of the transactions contemplated by this Agreement.

         (b) OTHER REQUIRED INFORMATION. It shall furnish to the other parties hereto all information as is required to be set forth in any application or statement to be filed with any local, state or federal governmental agency or authority in connection with the regulatory approval or review of the transactions contemplated by this Agreement.

         (c) CONFIDENTIALITY. All information furnished by a party (the "Protected Party") to any other party in connection with this Agreement and the transactions contemplated hereby (including the books and records delivered by Seller relating to Credit Card Accounts not being sold to Purchaser under this Agreement pursuant to SECTION 6.2(g) of this Agreement) shall be received in confidence and kept confidential by such other party, and shall be used by it only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already lawfully known to such other party when received; (ii) thereafter becomes lawfully obtainable from other sources; (iii) is required to be disclosed to MasterCard; (iv) is disclosed to its Affiliates, provided that such parties agree to be bound by the provisions of this SECTION 6.1(c); (v) is disclosed to its auditors or counsel or is required to be disclosed to its lenders or rating agencies; or (vi) is required by law, regulation or court order or request of examining authorities to be disclosed by such other party, provided that prior notice of such disclosure (other than to its Affiliates, auditors, counsel, lenders or examining authorities) has been given to the Protected Party, when legally permissible, and that such party which is required to make the disclosure uses its reasonable best efforts to provide sufficient notice to permit the Protected Party to take legal action to prevent the disclosure. Following the Closing Date, Purchaser shall have no obligation of confidentiality to Seller with respect to information which is contained in or derived from the Books and Records (other than information concerning the Employees) or is otherwise information Purchaser determines is reasonably required to be disclosed in connection with the securitization and sale of interests in the Accounts. In the event that the transactions contemplated by this Agreement shall fail to be consummated, such other party shall promptly cause all originals and copies of documents or extracts thereof containing such information and data as to such Protected Party to be returned to the Protected Party or destroyed and shall cause an officer to so certify to the Protected Party. This SECTION 6.1(c) shall survive any termination of this Agreement.

         (d) PRESS RELEASES. Except as may be (i) required by law or regulation or a court or regulatory authority or the rules of a stock exchange, or (ii) necessary to disclose to lenders and rating agencies, or (iii) required to be disclosed under applicable securities laws pursuant to advice of such party's securities counsel, neither Seller nor Purchaser, nor any of their respective Affiliates, subsequent to the date hereof, shall issue a press release or make any public announcement related to the transactions contemplated hereby until such transactions are consummated without consulting the other party hereto and giving due consideration to any comments provided by such other party, provided that no party shall, either before or after the Closing Date, issue a press release or make any public announcement which identifies or refers to any other party, the purchase price or the detailed terms of the transaction without the prior approval of the other party. Notwithstanding the above, either party may issue a press release or make a public announcement disclosing the existence of this agreement (but not the parties thereto), the financial impact of this Agreement to such party (but not the purchase price, either as a dollar amount or a percentage), the identity of the assets sold or purchased under this Agreement and the anticipated closing date of this Agreement without the prior approval of the other party. This SECTION 6.1(d) shall survive any termination of this Agreement.

         (e) NOTICE TO CARDHOLDERS. Seller and Purchaser shall cooperate with each other in good faith to enable Purchaser, prior to the Conversion Date, to prepare, print and mail a notice notifying each Cardholder on a timely basis of the purchase of the Accounts by Purchaser and such other information as may be required to be given to such Cardholder and other matters which the parties determine to be appropriate. Any such notice shall be in a form consented to by each of the parties hereto prior to mailing, but no party shall unreasonably withhold such consent. Purchaser shall bear the expenses of such notice, and Seller shall bear the expense of any subsequent notice notifying certain cardholders that their Account has been repurchased by Seller.

         (f) MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions herein provided, each party to this Agreement shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable hereunder and under applicable laws and regulations, and under the Assumed Lease, to consummate and make effective the transactions contemplated by this Agreement, including without limitation securing the consent of the landlord with respect to the Assumed Lease. Without limiting the generality of the foregoing, Purchaser agrees that it will, at the request of Seller, provide such financial statements and other information as is necessary to secure the consent of the Landlord to the assignment and assumption of the Assumed Lease. Each party to this Agreement will use its reasonable best efforts to obtain consents of all third parties and governmental bodies necessary for the consummation of the transactions contemplated by this Agreement. The parties and their respective officers, directors and/or employees shall use their reasonable best efforts to take such further actions subsequent to the Closing Date as are reasonably necessary, appropriate or desirable to carry out the purposes of this Agreement.

         (g) ADVICE ON CHANGES. Between the date hereof and the Closing Date, each party shall promptly advise the other of any fact known to it which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations of such party contained herein untrue in any material respect.

         (h) PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each party hereto shall refrain from taking any action which would render any representation or warranty of such party contained in ARTICLE 5 of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other parties of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

6.2      ADDITIONAL COVENANTS.  Seller and Purchaser agree as follows:

         (a) PRESERVATION OF CREDIT CARD BUSINESS. From the date of this Agreement and continuing until the Closing Date, Seller shall, and shall cause its agents to: (i) maintain and service the Accounts in substantially the same manner as previously maintained and serviced and in accordance with the Current Policies and Procedures as currently in effect; (ii) maintain and service the Accounts in compliance with applicable federal and state laws and regulations; and (iii) except with the written consent of Purchaser, not make any change to the Current Policies and Procedures except as required by law, safe or sound banking practices or the Operating Regulations. Seller shall, and shall cause its agents to, post all payments received prior to the Cut-Off Time to the applicable Account as of the Cut-Off Time.

         (b) PRESERVATION OF ACCOUNTS. From the date of this Agreement and continuing until the Closing Date, Seller shall: (i) not sell, assign, transfer, pledge or encumber, or permit the encumbrance of, any Account without the prior written consent of Purchaser; (ii) not take any substantial action with respect to the Accounts which will impair any material rights of Seller, and shall not amend any Cardholder Agreement other than on a per customer basis in accordance with the Current Policies and Procedures; and (iii) comply with the terms and conditions of the Cardholder Agreements, as then in effect.

         (c) ACCESS. From the date of this Agreement and continuing until the Closing Date, Seller shall (i) permit Purchaser and its authorized representatives full access, during reasonable hours, to the Books and Records as they relate to the Acquired Assets; (ii) furnish Purchaser with true, accurate and complete copies of such contracts and other such records and all other information in its possession with respect to the Acquired Assets as Purchaser or its authorized representatives may reasonably request; (iii) cause its personnel and its agents to provide Purchaser assistance in its investigation of such matters; provided, however, that such investigation shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, and provided further that the Seller shall not be required to divulge, and shall not divulge, any records, including certain information, to the extent prohibited by applicable statutes or regulations; and
                  (iv) provide to Purchaser reasonable access to the Beaverton Operations Center, upon reasonable notice, to allow Purchaser to reasonably prepare the Beaverton Operations Center for operation following the Closing. Purchaser shall perform such activities in a manner which shall not unduly interfere with Seller's operation of the Beaverton Operations Center and shall indemnify Seller for any damage, loss, costs or expense arising from such actions. The access afforded pursuant to this Section 6.2(c) is solely for the purposes of viewing the conduct of business by the Seller between the date of this Agreement and the Closing Date, and shall not be construed as affording the Purchaser an opportunity to conduct due diligence with respect to the Acquired Assets, which the parties agree and acknowledge was conducted prior to execution of this Agreement.

         (d) USE OF LIST. Seller agrees that for a period of two (2) years from the Closing Date, neither Seller, nor any Affiliate of Seller, will (i) sell or otherwise provide the names and addresses or other identifying information concerning the Cardholders, in whole or in part, to any third party or (ii) knowingly use such names and addresses or other identifying information concerning the Cardholders to solicit any Cardholder for a Credit Card Account or for a credit card substitute or credit card replacement product. The foregoing shall not be interpreted to preclude general media advertising or promotion or advertising or promotion efforts targeted to customers of the Seller for mortgage, insurance or other banking products and services. Purchaser acknowledges that the Cardholders were initially solicited by an Affinity Marketer, and Purchaser acknowledges that Seller has no control over any Affinity Marketer and Seller shall not be held in any way liable for any use of the names and addresses of Cardholders with respect to any solicitation by any Affinity Marketer.

         (e) FURTHER ASSURANCES. On or after the Closing Date, Seller shall, to the extent of its obligations hereunder (i) give such further assurances to Purchaser, execute, acknowledge and deliver all such acknowledgements and other instruments and take such further action as may be reasonably necessary or appropriate to fully and effectively carry out the transactions contemplated hereby; and (ii) reasonably assist Purchaser in the orderly transition of the operations and servicing relating to the Acquired Assets.

         (f)      RESPONSIBILITY FOR TAXES. Seller shall be liable for and pay
                  (i) any Taxes relating to the Acquired Assets that accrue or otherwise relate to any taxable year or period (or portion thereof) ending on or prior to the Closing Date and (ii) any Taxes imposed upon the Seller as a result of the sale of the Acquired Assets to the Purchaser. For purposes of this Agreement, Taxes attributable to a portion of a taxable year or period shall be determined on a "closing of the books" basis as of the Closing Date, except that Taxes imposed on a periodic basis (such as property Taxes) shall be allocated on a daily basis.

         (g) BOOKS AND RECORDS. Seller will make the Books and Records available for delivery to Purchaser on or within five Business Days of the Closing Date; PROVIDED, HOWEVER, that Books and Records (i) with respect to the Fixed Assets and (ii) not located at the Beaverton Operations Center shall be made available to Purchaser only to the extent that Purchaser has identified a specific item of Books and Records and has requested such item to be made available. To the extent Seller delivers originals and does not retain copies of such Books and Records, Purchaser shall, upon the request of Seller and at Seller's expense, deliver to Seller copies of Books and Records as Seller may require to meet legal, regulatory, Tax, accounting and auditing requirements. Except as set forth above, from and after the Conversion Date, Seller shall have no further obligations to provide the Purchaser access to any of its books and records.

         (h) NO SHOP. Upon and after execution of this Agreement, and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller will not, directly or indirectly, solicit, or cause any other person to solicit, any offer to acquire the Acquired Assets or assume the Assumed Liabilities (whether by merger, purchase of assets or other similar transaction) other than the acquisition and assumption contemplated by this Agreement. The Seller will not, directly or indirectly, furnish any information concerning the Acquired Assets or Assumed Liabilities to any person which is seeking to acquire the Acquired Assets or Assumed Liabilities, in whole or in part, except in response to unsolicited inquiries or offers by third parties and under circumstances where the Seller advises such other person in writing of the existence of this Agreement and the Related Agreements and that any such offer or inquiry shall be in the nature of a backup offer or inquiry. If Seller receives an unsolicited inquiry or proposal concerning the availability of the Acquired Assets or Assumed Liabilities for purchase, Seller agrees to promptly inform Purchaser of the substance of such inquiry or proposal including the identity of the person making such inquiry or proposal, but solely if such inquiry or proposal is in writing.

         (i) AGREEMENTS WITH THIRD PARTIES. Seller shall furnish to Purchaser, prior to the Closing Date, copies of existing contracts with third parties relating to the Acquired Assets and Assumed Liabilities and shall represent that Purchaser will not incur any liability thereunder as a result of this Agreement other than the Assumed Liabilities.

         (j) EMPLOYEE INFORMATION. Seller has made available to Purchaser information regarding the compensation and benefits paid to the employees of Seller employed at the Beaverton Operations Center (the "Employees") as well as similar information which may be available with respect to other persons who may be providing services to Seller at the Beaverton Operations Center pursuant to a contract. Seller will retain the personnel files for all such Employees, but may make such files available for review by Purchaser if the relevant

                  Employee provides written consent to Seller to do so. Seller shall use commercially reasonable efforts to secure such consent from each Employee identified by Purchaser. >From the date of this Agreement to ten Business Days prior to the Closing Date, Purchaser may interview and make offers of employment to any Employee, but shall have no obligation to hire any Employee. Within five Business Days after the end of such period, Purchaser shall provide Seller with a true and complete list of Employees to whom it will extend an offer of employment if the Employee is actively working on the Closing Date, together with a summary of the terms of such offers. Purchaser acknowledges that Seller shall rely upon such list and other information provided under this Section in the administration of its benefits and severance plans. Seller shall remain liable for wages, incentives, bonuses, commissions, severance, retention or other payments or benefits that were granted or earned and not yet paid to Employees prior to the Closing Date and for any such payments or benefits after the Closing Date with respect to Employees not hired by Purchaser. Except as provided in the following sentence, Purchaser shall to the extent possible afford Employees hired by it after the Closing Date the ability to participate in all employee benefit plans offered by Purchaser with full credit for service with Seller of such Employee and shall notify Seller of any instance in which an Employee hired by it is not given the ability to so participate with such full credit. Regarding Purchaser's defined benefit (pension) plan, Employees hired by Purchaser will receive (i) credit for service for purposes of eligibility starting from their date of hire with Seller, including its predecessors, as used by Seller for purposes of determining eligibility although they will still be deemed to be hired after 1999 for purposes of determining the applicability to them of the plan's account-based formula and (ii) service credit from the day after the Closing Date for purposes of vesting, benefit accrual or determination of appropriate accrual or account formulas. Purchaser shall not assume any responsibility under Seller plans with respect to any current or future post-retirement welfare benefit obligations to any Employees, including medical, dental and life insurance benefits. Seller shall not assume any responsibility under Purchaser plans with respect to any current or future post-retirement welfare benefit obligations to any Employees hired by Purchaser, including medical, dental and life insurance benefits. Purchaser and Seller mutually and expressly agree not to discriminate against any of the Employees because of age, race, color, religion, sex, national origin, ancestry, disability, handicap or veteran status or any other basis prohibited by applicable federal, state or local law, and further agree, to the extent applicable, to comply with all applicable requirements of the equal opportunity and affirmative action clauses set forth in Executive Order 11246, as amended, in the regulations of the Department of Labor implementing the Vietnam Era Veterans Readjustment Act of 1974, and in the Rehabilitation Act of 1973, as amended, which together with the implementing rules and regulations prescribed by the Secretary of Labor are incorporated herein by reference. Nothing in this Agreement is intended as creating any rights or privileges in any Employee or other person not a party hereto

         (k) REMOVAL FROM BIN. Seller shall assign from principle codes 00, 01, 03, 04, 10, and 11 to principle code 13, any accounts which have been classified or should have been classified as a Charged-Off Account and shall remove such accounts from bank identified number ("BIN") 541444 as soon as possible.

         (l) RETURN OF CREDIT BALANCES. Seller shall have paid to Cardholders all Credit Balances created prior to the Cut-Off Time.

6.3 COVENANTS OF PURCHASER. Purchaser shall be liable for and pay any Taxes relating to the Acquired Assets that accrue or otherwise relate to any taxable year or period (or portion thereof, as determined in accordance with SECTION 6.2(f) beginning after the Closing Date; except for (i) Taxes imposed upon the Seller as a result of the sale of the Acquired Assets to the Purchaser and (ii) any other Taxes for which the Seller is responsible as set forth in SECTION 6.2(f)(i). Purchaser shall be liable for and pay all compensation and benefits accruing after the Closing Date for any Employee or other person employed by Purchaser after the Closing Date. Purchaser shall be liable for and shall pay and perform any Assumed Liability and obligation or liability arising from its operation of the Beaverton Operations Center arising after the Closing Date, including without limitation all obligations arising under any Cardholder Agreement. Purchaser shall comply in all material respects with applicable law in its operation of the Beaverton Operations Center and its administration of the Accounts, in each case, after the Closing Date.

                           ARTICLE 7 - INDEMNIFICATION
                           ---------------------------

7.1 SELLER'S INDEMNIFICATION OBLIGATIONS. Seller shall indemnify, defend and hold Purchaser and its Affiliates and their respective stockholders, officers, directors and employees, harmless from and against any and all Losses (as hereinafter defined) arising from: (i) breach by Seller of any representation, warranty or covenant expressly made by Seller hereunder or under a Related Agreement; (ii) failure by the Seller to perform its obligations hereunder or under the Related Agreement; (iii) Seller's ownership of or actions with respect to the Acquired Assets, including, without limitation Seller's relationships with MMG, Nationwide Capital Company, L.L.C., RevCorp, and the Preferred Consumers Network prior to the Closing Date; (iv) any actions taken by FDR, Citizens Bank, EDS or Bank Plus Credit Services Corporation prior to the Closing Date with respect to the Acquired Assets; (v) the failure of the Accounts, Cardholder Agreements and all related documents to comply in any respect with all applicable laws, rules and regulations or (vi) the failure of the Seller prior to the Closing Date to comply in all respects with all applicable federal and state laws and regulations and the Operating Regulations with respect to the origination, maintenance and servicing of the Accounts, including any change in the terms of any Account;

7.2 PURCHASER'S INDEMNIFICATION OBLIGATIONS. Purchaser shall be liable to and shall indemnify, defend and hold Seller and its Affiliates and their respective stockholders, officers, directors and employees, harmless from and against any and all Losses arising from: (i) breach by Purchaser of any representation, warranty or covenant hereunder or under a Related Agreement; (ii) failure by Purchaser to perform its obligations hereunder or under a Related Agreement, including without limitation any failure by Purchaser on and after the Closing Date to discharge the Assumed Liabilities; (iii) Purchaser's ownership of or actions with respect to the Acquired Assets after the Closing Date; or
         (iv) the failure of the Purchaser after the Closing Date to comply in all respects with all applicable federal and state laws and regulations and the Operating Regulations with respect to the maintenance and servicing of the Accounts, including any change in the terms of any Account.

7.3 DEFINITION OF LOSSES. For purposes of this ARTICLE 7, the term "Losses" shall mean any liability, damage, costs and expenses arising from a claim asserted by a bona fide third party, not an Affiliate of an Indemnified Party, including, without limitation, any attorneys' fees, disbursements and court costs, in each case reasonably incurred by Purchaser or either Seller, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement.

7.4      PROCEDURES.

         (a) NOTICE OF CLAIMS. The parties agree that in case any claim is made, any suit or action is commenced, or any knowledge is received of a state of acts which, if not corrected, may give rise to a right of indemnification for such party hereunder ("Indemnified Party") from the other party ("Indemnifying Party") the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable after the receipt by the Indemnified Party of notice or knowledge of such claim, suit, action or state of facts. Notice to the Indemnifying Party under the preceding sentence shall be given no later than fifteen (15) days after receipt by the Indemnifying Party of service of process in the event a suit or action has commenced or thirty (30) days under all other circumstances. The failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable period, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of acts which may give rise to a right of indemnification hereunder.

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

                           The Indemnifying Party shall have the right to
                  defend, compromise and settle any third party person suit, claim or proceeding in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party in connection therewith. The Indemnifying Party shall notify the Indemnified Party within ten (10) days of having been notified pursuant to this SECTION 7.4(a) if the Indemnifying Party elects to assume the defense of any such claim, suit or proceeding any employ counsel, provided that the Indemnified Party does not object to such counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party so elects to assume such defense, but the fees and expenses of such counsel shall be the at the Indemnified Party's expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action after electing to assume the defense thereof; or (iii) such Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events said reasonable fees and expenses shall be borne by the Indemnifying Party.

         (b) SETTLEMENT OF CLAIMS. The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party (without the consent of the Indemnifying Party) in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, provided that the Indemnifying Party shall have no further liability in respect thereof.

         (c) SUBROGATION. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this ARTICLE 7. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the assertion by the Indemnifying Party of any such claim against such other persons.

         (d) PAYMENT. The Indemnifying Party shall remit payment for the amount of a valid and substantial claim for indemnification hereunder within fifteen Business Days of the receipt of a claim notice therefor. In the event the Indemnifying Party is the Seller, and Seller has not made payment for the amount of such claim within five (5) days after the end of such fifteen Business Day period, the Escrow Agreement shall provide that Purchaser may instruct the Escrow Holder to remit such amount from the funds from the Hold Back Amount.

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

         (e) CERTAIN LIMITATIONS. Neither party shall have any liability for indemnification to the other party pursuant to this
                  ARTICLE 7 unless and until the aggregate amount of all Losses for which a party is entitled to receive indemnification from the other party exceeds $200,000 at which time the Indemnified Party shall be entitled to indemnification under ARTICLE 7 for all Losses as exceed $200,000. Notwithstanding anything to the contrary, there shall be full liability without respect to any financial floor for indemnification for any claim brought in connection with Taxes, any Excluded Account subject to repurchase, any liabilities retained by Seller pursuant to
                  SECTION 6.2(j) and any liabilities under agreements that pertain to the Acquired Assets that are not specifically assumed by Purchaser hereunder.

         (f) SURVIVAL OF INDEMNIFICATION OBLIGATIONS. The obligations of the parties set forth in this ARTICLE 7 shall survive the Closing Date for a period of two (2) years, except that a claim for indemnification for which notice was given pursuant to SECTION 7.4(a) hereof by an Indemnified Party prior to the end of such two (2) year period shall survive until such claim is fully and finally determined, and except that the indemnification by Seller shall continue as to: (i) the obligations and representations of Seller and Purchaser under the Assignment and Assumption Agreement, as to which no time limitation shall apply; (ii) the representations and warranties of Seller set forth in SECTIONS 5.1(a), 5.1(b), 5.1(c) and 5.1(d), and the covenant of Seller set forth in
                  SECTION 6.2(f) as to all of which no time limitation shall apply; and (iii) the representations and warranties of Purchaser set forth in SECTION 5.2(a), 5.2(b) and 5.2(c), and the covenant of Purchaser set forth in SECTION 6.3 (insofar as it relates to the payment of Taxes) as to which no time limitation shall apply.

                             ARTICLE 8 - TERMINATION
                             -----------------------

8.1 TERMINATION BY EITHER PARTY. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated prior to the Closing Date:

         (a) by either Purchaser or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

         (b)      by the mutual consent of the parties; or

         (c) by Purchaser or Seller if the Closing Date has not occurred by July 15, 2000 by reason of the act or failure to act of the nonterminating party.

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

8.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this ARTICLE 8, all further obligations of the parties under this Agreement (other than SECTIONS 6.1(c), 6.1(d) and 10.6) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.

                             ARTICLE 9 - CONVERSION
                             ----------------------

9.1 CONVERSION EXPENSES. Seller shall be responsible for the payment of all costs to convert the Accounts from the processing systems of FDR and EDS to another data processor designated by Purchaser, and for the destruction of unutilized inventory stored at FDR. The obligation of Seller to pay such costs shall be subject to the condition that such costs and expenses be reasonable in the discretion of Purchaser and customary in connection with conversion activities and that the parties shall have mutually reviewed such costs and expenses prior to incurring such costs and expenses. Seller agrees that unless it has obtained the consent of FDR to provide Purchaser with all rights and access necessary to effect the conversion, Seller shall, as its sole cost and expense, provide (in a timely fashion that meets all of the conversion timelines established by Purchaser and agreed to by Seller in the Conversion Schedule) such conversion tapes or transmissions and other necessary materials in a form reasonably requested by Purchaser as necessary to install and maintain the information contained therein on the system of Purchaser. Such support ("Conversion Support") shall include: (i) assisting Purchaser in completion of MasterCard and/or VISA required questionnaires and forms within their prescribed time frames; (ii) providing test copies and layouts of all critical files upon fifteen (15) days written notice; (iii) providing necessary support to complete the mapping of the fields of FDR's files to Purchaser's processor's files upon fifteen (15) days written notice (such support may, at Purchaser's discretion, include visits by appropriate FDR representative(s) to Purchaser's facility in order to facilitate mapping); (iv) participating in up to three mock conversions upon fifteen (15) days written notice; (v) suspending monetary and non-monetary activity three days prior to Conversion; (vi) providing Preliminary Tapes at each of the mock conversions and two days prior to the actual Conversion (tapes shall be "as of" the appropriate date);
         (vii) providing Final Tapes as agreed to by the parties prior to the Conversion Date; (viii) all other support that is customary for such conversions; and (ix) provide hard copy settlement reports both pre and post conversion.

                           ARTICLE 10 - MISCELLANEOUS
                           --------------------------

10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each party contained in this Agreement or in any certificates or other instruments delivered pursuant to this Agreement will survive the Closing of the transactions contemplated herein through the period during which claims for indemnification may be made pursuant to ARTICLE 7. All of such representations and warranties will be effective regardless of any investigation that any party has undertaken or failed to undertake.


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

10.2 NOTICES. All notices and other communications by Purchaser or Seller hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or to an overnight courier service, receipt requested, or sent via telecopy transmission, receipt requested or when posted by the United States registered or certified mail, with postage prepaid, addressed as follows:

         If to Seller:             Fidelity Federal Bank, A Federal Savings Bank
                                   4565 Colorado Boulevard
                                   Los Angeles, California 90039
                                   Attn: John M. Michel
                                   Fax Number: 818/549-3002

         copy to: Fidelity Federal Bank, A Federal Savings Bank 4565 Colorado Boulevard
                                   Los Angeles, California
                                   Attn: Godfrey B. Evans, Esq.
                                   Fax Number: 818/549-3002

         If to Purchaser:          Household Bank (SB), N.A.
                                   1441 Schilling Place
                                   Salinas, CA 93901
                                   Attn: President/CEO
                                   Fax Number: 831/755-2921

         copy to:                  Household Credit Services, Inc.
                                   2700 Sanders Road
                                   Prospect Heights, IL 60070
                                   Attn: General Counsel
                                   Fax Number: 847/205-7417

         or to such other addresses as a party may from time to time designate by notice as provided herein, except that notices of change of address shall be effective only upon actual receipt.

10.3 ASSIGNMENT. Prior to the Closing, the rights of any party under this Agreement shall not be assigned or transferred, except to an Affiliate, by any party without the prior written approval of the other parties hereto. Following the Closing, the rights of any party under this Agreement shall not be assigned or transferred, except to an Affiliate, by any party without the prior written approval of the other parties hereto, which approval shall not be unreasonably withheld; PROVIDED HOWEVER, that the foregoing shall not prohibit or require the other party's consent to an assignment in connection with a merger or

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

         consolidation or the sale of all or substantially all of a party's assets to another federally insured depository institution and provided further that no party shall agree to any sale of all or substantially all of its assets unless the acquirer thereof will agree to be bound to fulfill the other party's indemnification obligations hereunder. No assignment shall relieve a party of its obligations hereunder. The indemnification obligations of Fidelity assumed under this SECTION 10.3 by any acquirer of all or substantially all of the assets of Fidelity shall not exceed $52 million.

10.4 ENTIRE AGREEMENT. This Agreement, together with the exhibits to this Agreement, constitutes the entire agreement by the parties and supersedes any other agreement, whether written or oral, that may have been made or entered into by or on behalf of Seller and Purchaser relating to the matters contemplated hereby.

10.5 AMENDMENTS AND WAIVERS. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the parties or, in the case of a waiver, by the party waiving compliance. In the course of the planning and coordination of this Agreement, written documents have been exchanged between the parties. Such written documents shall not be deemed to amend or supplement this Agreement. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, representation, warranty or covenant under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any other condition or of any breach of any such condition of breach or waiver of any other condition or of any breach of any other term, representation, warranty or covenant under this Agreement.

10.6 EXPENSES. The parties will each bear their own legal, accounting and other costs in connection with the transactions herein, including Taxes, attributable to the sale of the Acquired Assets from Seller to Purchaser, unless otherwise specified in this Agreement. Each party hereto agrees to timely sign and deliver such certificates or forms as may be reasonably requested to establish an exemption form (or otherwise reduce), or file Tax returns with respect to, such Taxes.

10.7 CAPTIONS; COUNTERPARTS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an originals, but all of which together shall constitute one and the same instrument.

10.8 GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

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

10.9 SEVERABILITY. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule or law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.

10.10 INDEPENDENT CONTRACTORS. In the performance of its duties or obligations under this Agreement, no Seller shall be deemed to be, permit itself to be, or understood to be the agent of Purchaser and Seller shall at all times take such measures as are necessary to ensure that its status shall be that of an independent contractor operating as a separate entity.

10.11 NO JOINT VENTURE. Nothing in this Agreement shall be deemed to create a partnership or joint venture among the Seller and Purchaser. Except as expressly set forth herein, no party shall have any authority to bind or commit any other party.

10.12 ATTORNEYS' FEES. In the event of any litigation, arbitration or other proceeding to enforce, interpret or declare the rights or obligations of any party to this Agreement, the prevailing party shall be entitled to costs, including attorneys' fees, in connection with any such proceeding.

10.13 DISPUTE RESOLUTION. Purchaser and Seller shall each designate a representative (each, a "Representative") to oversee compliance with each party's respective obligations under this Agreement. If either Purchaser or Seller disputes the other's determination under or interpretation of any Section of this Agreement (a "Dispute"), the following procedure shall be followed to resolve such Dispute:

         STEP 1: The Representatives shall meet (by conference telephone call or in person at a mutually agreeable site) to attempt to resolve the Dispute in a mutually acceptable manner. If agreement is reached pursuant to this Step 1, payment or other resolution shall be made or performed within five days in accordance with such agreement. If no agreement is reached within a reasonable time, the parties shall proceed to Step 2.

         STEP 2: The chief executive officer of Purchaser and the chief executive officer of Bank Plus shall meet (by conference telephone call or in person at a mutually agreeable site) within 72 hours after notice of an impasse is given pursuant to Step 1. The chief executive officers shall attempt to resolve the Dispute in a mutually acceptable manner. If agreement is reached pursuant to this Step 2, payment or other resolution shall be made or performed within five days in accordance with such agreement. If no agreement is reached within a reasonable time, Purchaser or Seller may pursue any legal or equitable remedies available to them. Notwithstanding the foregoing, Purchaser and Seller shall give due consideration to whether arbitration might be a mutually acceptable way to resolve the dispute.

         If and to the extent the parties mutually agree, Purchaser and Seller shall submit the Dispute involved in such impasse to an arbitrator jointly selected by the parties who shall be a person reasonably experienced in matters involving commercial transactions. Any such arbitration shall be conducted under the auspices, and pursuant to the Commercial Arbitration Rules, of the American Arbitration Association and in accordance with the Federal Arbitration Act (PROVIDED, HOWEVER, that in the event of conflict between such rules or Act and the terms of this Agreement, the terms of this Agreement shall govern) and be conducted at such location as Purchaser and Seller shall mutually agree; PROVIDED, HOWEVER, that if the parties are unable to agree on a location, the arbitration shall be conducted in San Francisco, California. Each party shall bear its own expenses but those related to fees and expenses of the arbitrator shall be borne equally. The award rendered by the arbitrator shall be final and conclusive upon the parties and judgment thereon may be entered in any court having jurisdiction. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceeding. Unless otherwise agreed to in writing by Purchaser and Seller, a final decision of the arbitrator may be appealed to any court of competent jurisdiction by either party.

         IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed as of the date first above written.




                           Fidelity Federal Bank, A Federal Savings Bank, Seller

                           By: ____________________________________

                                    Name: _________________________

                                    Title: ________________________



                           Household Bank (SB), N.A., Purchaser

                           By: ____________________________________

                                    Name: _________________________

                                    Title: ________________________